Exhibit 15.2

Date: April 22, 2022

Gracell Biotechnologies Inc.

Building 12, Block B, Phase II

Biobay Industrial Park

218 Sangtian St.

Suzhou Industrial Park, 215123

People’s Republic of China

Dear Sir or Madam:

Gracell Biotechnologies Inc. (the Company)

We are attorneys-at-law qualified to practise in the Cayman Islands and have been asked to provide this consent to you with regard to the laws of the Cayman Islands in relation to the Company’s Annual Report on Form 20-F for the year ended 31 December 2021 (the Annual Report), which will be filed with the Securities and Exchange Commission (the SEC) in the month of April 2022.

We hereby consent to the reference to our firm and the summary of our opinion under the headings “Item 3. Key Information” and “Item 10. Additional Information—E. Taxation— Cayman Islands Taxation” in the Annual Report, and further consent to the incorporation by reference of the summary of our opinion under these headings into the Registration Statement on Form S-8 (File No. 333-253486) pertaining to the Company’s Third Amended and Restated 2017 Employee Stock Option Plan and the 2020 Share Incentive Plan. We also consent to the filing of this consent letter with the SEC as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours Sincerely,
/s/ Harney Westwood & Riegels
Harney Westwood & Riegels